UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2005

ASG CONSOLIDATED LLC

ASG FINANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123636	20-1741364
Delaware	333-123636-01	20-1741328
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Market Place Tower, 2025 First Avenue, Suite 1200, Seattle, Washington	98121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 206-374-1515

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)

On August 16, 2005, the Board of Directors of ASC Management, Inc. (the “Board”), the managing general partner of the registrants’ ultimate parent American Seafoods, L.P. (“ASLP”), appointed Robert C. Williams to the Board, effective as of such date. Mr. Williams was nominated by Coastal Villages Region Fund (“CVRF”) to replace its previous director designee, William Tisher, who notified the Board of his resignation on July 28, 2005. CVRF has the right to designate a director to the Board pursuant to that certain Securityholders Agreement, dated January 28, 2000, as amended, between CVRF and other holders of ASLP ownership units. CVRF is the beneficial owner of approximately 35.4% of the outstanding ASLP ownership units. Mr. Williams is employed by CVRF as its Deputy Executive Director and as such may be deemed to beneficially own and share the power to vote or dispose of the ASLP units beneficially owned by CVRF. Mr. Williams disclaims beneficial ownership of such units.

The registrants’ wholly-owned subsidiary, American Seafoods Company (“ASC”), is party to an agreement with CVRF pursuant to which CVRF has granted ASC a license to harvest and process the entire portion of the total allowable catch allocated to it under the Alaska Community Development Quota program, as described in the registrants’ Form S-4/A, filed with the Securities and Exchange Commission on April 13, 2005, under “Related Party Transactions — Agreement Relating to Coastal Villages.”

Mr. Williams is not expected to be appointed to any committees of the Board and will not be compensated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Dated: August 19, 2005	ASG Consolidated LLC

	By:	/s/ Brad Bodenman
Brad Bodenman
Chief Financial Officer

ASG Finance, Inc.

	By:	/s/ Matthew D. Latimer
Matthew D. Latimer
Vice President and Secretary